EXHIBIT 10.1
PURCHASE AGREEMENT
COMMERCIAL-INDUSTRIAL REAL ESTATE

1.        PARTIES:  This Purchase Agreement (this “Agreement”) is made and entered into effective as of the    18   day of May, 2011 (the “Effective Date”) between, Velmier Acquisition Services, L.L.C., a limited liability company (“Buyer”), and Community Shores Bank Corp. a Michigan Corporation (“Seller”), and provides that Seller agrees to sell and convey to Buyer, and Buyer agrees to buy from Seller the following property for the consideration and upon and subject to the terms, provisions, and conditions hereinafter set forth.

2.        PROPERTY:  The property commonly known as the northeasterly corner of the intersection of Apple Road and Quarterline Road is an approximately  1.437  acre tract of land situated in Township of Muskegon, Muskegon County, Michigan, together with all buildings and permanent improvements and fixtures attached thereto; and all privileges, and appurtenances pertaining thereto including any right, title and interest of Seller in and to adjacent streets, alleys, or rights-of-way, Seller’s interest in and to all leases or rents, and security deposits, Seller’s interest in and to all licenses and permits with respect to the property, Seller’s interest in all service, maintenance, management or other contracts relating to the ownership or operation of the property, and Seller’s interest in all warranties or guaranties relating to the property being sold; all of the above hereinafter collectively called “Property” and which is described on Exhibit “A” and depicted on Exhibit “A-1” attached hereto and incorporated herein.  Notwithstanding anything in the foregoing to the contrary, the parties hereto acknowledge that the Property is vacant land unoccupied by the Seller.

The Tax ID or Parcel ID for the Property is 10-748-000-0043-00.

The metes and bounds description determined by the survey of the Property hereinafter provided for will be attached hereto as Exhibit “B”; and will control in the event of a discrepancy between Exhibits “A”/“A-1” and Exhibit “B”.

3.        PRICE:  The total purchase price shall be One Million Seventy-Five Thousand and 00/100 Dollars ($1,075,000.00) (the “Purchase Price”), payable in accordance with the terms and conditions stated in this Agreement.

4.        EARNEST MONEY:  Buyer agrees to deposit Fifteen Thousand and 00/100 Dollars ($15,000.00) (the “Earnest Money”) with Chicago Title Insurance Company (the “Title Company”) in accordance with Paragraph 5B, below.  Title Company shall hold said Earnest Money fund in a federally insured interest bearing account.  Earnest Money and all accrued interest shall be either applied to the Purchase Price at Closing or shall be disbursed or refunded in accordance with the terms and conditions of this Agreement.  Notwithstanding the foregoing, and consistent with the Earnest Money Escrow Agreement attached hereto, Seller agrees that Buyer shall not deposit any Earnest Money with the Title Company until Title Company is provided with Buyer’s United States taxpayer identification number .

5.        SPECIAL PROVISIONS:

A.           Buyer’s obligations under this Agreement are subject to the satisfaction (or waiver in writing by Buyer) of the conditions in this Paragraph 5 (individually, a “Condition”, and collectively, the “Conditions”) within One Hundred Eighty (180) days after the Effective Date (the “Primary Term”).  At any time after the Effective Date, Buyer and its agents shall have the right to enter upon the Property and make and conduct any and all tests and inspections that Buyer, in its sole and absolute discretion, deems necessary and/or appropriate to satisfy Buyer as to the condition of the Property; provided, however, that Buyer shall promptly restore any damage to the Property resulting from the entry of Buyer or its agents and shall indemnify Seller from any claims, damages, and liability for personal injury and/or property damage caused by Buyer or its agents in performing such inspections of the Property. All such tests shall be at Buyer’s cost and expense.  In the event the Conditions are not satisfied on or before expiration of the Primary Term or any Extension thereof, Buyer shall, within five (5) business days thereafter, give Seller written notice that such conditions have not been satisfied and either (i) waive any unsatisfied Condition(s) and proceed to the Closing (as hereinafter defined); or (ii) notify Seller that Buyer has elected to terminate the Agreement and that Buyer will not complete the purchase and sale, in which case the Earnest Money shall be fully refunded to Buyer and neither party shall have any further obligation hereunder.

(i)
Buyer may complete at Buyer’s sole discretion, among other things, due diligence of the Property including but not limited to, satisfaction of availability and adequacy of utilities, title and survey review, financing, zoning classification of the property, environmental, geotechnical testing, availability and receipt of all approvals and permits from the federal, state and local agencies, as required, availability of sufficient parking to serve Buyer’s intended use, review of physical condition of the property including subsurface conditions, availability of adequate access to the property by public roadway or acceptable easement.  If Buyer determines the Property is inadequate for Buyer’s intended use as determined by the Buyer in its sole and absolute discretion, then Buyer may terminate the Agreement in accordance with the terms set forth in Paragraph 5A, above.

(ii)
Buyer may file, among other things, any necessary zoning change, variance, replat, alley vacation or request for site plan approval.  Seller agrees to cooperate with Buyer in the filing for any zoning, variance, replat, alley vacation or request for site plan approval (collectively called “Zoning”), including executing any consent prepared by Buyer’s counsel, any such consent being subject to the approval of the Seller not to be unreasonably withheld, conditioned or delayed.  If satisfactory Zoning, as determined by the Buyer in its sole and absolute discretion, is not obtained and permits issued on or before expiration of the Primary Term, as the same may be extended by Paragraph 5D, below, Buyer may terminate this Agreement in accordance with the terms set forth in Paragraph 5A, above.

B.           Buyer will deposit the Earnest Money with the Title Company within fifteen (15) days after the full execution of this Agreement.

C.           This transaction will close within thirty (30) days after expiration of the Primary Term or any effectively exercised Extension(s) (as hereinafter defined) (the “Closing”).

D.           Buyer will have the right and option to extend the Primary Term for up to Two (2) additional periods of ninety (90) days each (individually an “Extension” and collectively the “Extensions”).  Buyer will only be entitled to an Extension of the Primary Term hereunder if it delivers written notice of its desire to exercise any such Extension to the Seller prior to expiration of the then-current Primary Term (as such date may have been extended by any previously exercised Extension(s)) and has exercised commercially reasonable and diligent efforts to pursue receipt of those items and completion of those inspections set forth in Section 5(A) above.  In the event Buyer elects to terminate this Agreement pursuant to Paragraph 5A above on or before expiration of Primary Term (as such date may have been extended by any previously exercised Extension(s)), the Earnest Money and accrued interest shall be fully refundable to Buyer and shall be fully refunded pursuant to the terms of this Agreement and in accordance with the Earnest Money Escrow Agreement attached hereto as Exhibit “C”.

6.        CLOSING:  The Closing (“Closing”) shall take place at the Title Company office or its local representative office within thirty (30) days after all contingencies set forth in this Agreement have been satisfied.  Provided, however, that Buyer shall be permitted to extend the Closing one time for a period of twenty-one (21) days, if necessary.

7.        POSSESSION:  Possession of the Property shall be delivered to Buyer at the Closing, free of all occupants and tenants, in its present condition as vacant, unoccupied land, ordinary wear and tear, and environmental condition, as provided below, excepted.  Seller agrees to maintain the Property and related equipment in good condition until possession is delivered to Buyer.

8.        INSPECTIONS:  After the execution of this Agreement, Buyer may enter upon the Property and do and perform all surveying, engineering, soil borings and other tests and acts deemed necessary by Buyer to satisfy Buyer that the Property is suitable for the uses and purposes intended by Buyer.  Inspections may include but are not limited to the presence of asbestos, hazardous and/or toxic materials and underground storage tanks.  Said inspections are to be at Buyer’s expense by qualified inspectors or contractors selected by Buyer.  Within five (5) days after the Effective Date, Seller shall make available to Buyer all books, records, legal documents and other information concerning the physical condition of the Property, including, but not limited to, surveys, title insurance policies, permits, plans and specifications, covenants, conditions and restrictions, soil tests, environmental assessment reports, documents concerning pending or threatened legal actions, and notices of violations of laws, if any, in the possession of Seller.

9.        TAXES:  All taxes assessed for any prior calendar year and remaining unpaid, shall be paid by Seller, and all taxes assessed for the current calendar year in which the Closing takes place shall be prorated between Seller and Buyer on a calendar-year basis as of the day immediately prior to the Closing date. If the tax rate for taxes assessed in the current year has not been determined at the Closing, said rate shall be assumed to be the same as the prior year for the purpose of such proration and credit for due but unpaid taxes. The Seller’s and Buyer’s obligations set forth herein shall survive the conveyance of the Deed (as defined below).

10.      INSURANCE:  Insurance shall be canceled as of the date of the Closing and Buyer shall provide its own insurance.

11.      SURVEY:  A staked survey may be obtained at Buyer’s expense. It shall comply with 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and shall reflect whether the Property is located in a designated flood zone area.  However, Seller agrees to supply Buyer with all surveys for the Property in Seller’s possession.

12.      TITLE AND SURVEY APPROVAL:
A.           Buyer shall obtain at its own expense a Commitment for Title Insurance (the “Commitment”) and, at Buyer’s request, legible copies of all recorded instruments affecting the Property and recited as exceptions in the Commitment. If Buyer has an objection to items disclosed in such Commitment or the survey provided for herein, Buyer shall promptly make written objections to Seller after receipt of each such instrument. If Buyer or third party lender makes such objections or if the objections are disclosed in the Commitment, the survey or by the issuer of the Title Policy, Seller shall have thirty (30) days from the date such objections are disclosed to cure the same, and the Closing date shall be extended, if necessary. Seller agrees to utilize its best efforts and reasonable diligence to cure such objection, if any.  Notwithstanding anything to the contrary set forth herein, Seller shall not be required to expend an amount in excess of $25,000 to cure any objections of Buyer other than Monetary Title Matters (defined below).  Seller shall be required to expend whatever sums are required to cure the following items: (i) all mortgages, security deeds or other security instruments encumbering the Property; (ii) mechanics liens or other monetary liens; (iii) all past due ad valorem taxes and assessments of any kind, whether or not of record, which constitute, or may constitute, a lien against the Property; (iv) tax liens of any nature against the Seller or its predecessors in title; and (v) judgments against the Seller which have attached to and become a lien against the Property (collectively, items (i)-(v) shall be referred to herein as “Monetary Title Matters”). Seller’s failure to cure such mandatory cure items shall be deemed a default hereunder. If the objections are not satisfied within such time period, and without limitation of any other remedies available to Buyer, Buyer may (a) terminate this Agreement and, notwithstanding any other provision contained in this Agreement to the contrary, the Title Company shall return to Buyer all Earnest Money and Additional Deposits paid as of the date of termination, or (b) waive the unsatisfied objections and close the transaction.  Seller agrees to reimburse Buyer at the Closing for the premium for a title insurance policy with standard exceptions and for costs of the Commitment.  Buyer shall pay any costs due to the Title Company with respect to the removal of the standard exceptions from the title policy and for the issuance of any endorsements to the title insurance policy required by Buyer.

B.           Seller hereby covenants and agrees that, from and after the Effective Date of this Agreement, Seller shall not (i) suffer or permit its title to, or interests in, the property to be adversely affected by any new liens, covenants, conditions, restrictions or other encumbrances; or (ii) release, terminate, relinquish any of the easements, rights, privileges or other interests in, appurtenant to, or benefitting the property.  If Buyer determines through an updated title commitment or survey that this covenant has been violated, Buyer shall promptly make written objections to Seller after receipt of each such instrument.  Seller shall have thirty (30) days from the date such objections are disclosed to cure the same, and the Closing date shall be extended, if necessary. Seller agrees to utilize its best efforts and reasonable diligence to cure such objection, and Seller’s failure to cure such items shall be deemed a default hereunder. If the objections are not satisfied within such time period, and without limitation of any other remedies available to Buyer, Buyer may (a) terminate this Agreement and, notwithstanding any other provision contained in this Agreement to the contrary, the Title Company shall return to Buyer all Earnest Money and accrued interest paid as of the date of termination, or (b) waive the unsatisfied objections and close the transaction.

13.      SPECIAL ASSESSMENTS OR PRORATIONS:  Any rents, all other income and ordinary operating expenses of the Property, including but not limited to, public utility charges, shall be prorated as of the day prior to the Closing date. Any special assessments applicable to the Property for municipal improvements previously made to benefit the Property shall be prorated with Seller paying all assessments for periods prior to the Closing and Buyer paying any assessments assessed for periods subsequent to the Closing.

14.      SALES EXPENSES:  Seller and Buyer agree that all sales expenses are to be paid in cash prior to or at the Closing.

           A.           SELLER’S EXPENSES:  Seller agrees to pay all costs of releasing Monetary Title Matters; the professional fee to the broker(s) in this transaction, payable under separate agreement to Campbell Commercial Company; one-half of any closing fees; reimbursement at closing for the cost of the title Commitment and the cost of an ALTA 2006 Owners Title Insurance Policy (as set forth in Section 12 above), transfer taxes, and other expenses stipulated to be paid by Seller under other provisions of this Agreement.

B.           BUYER’S EXPENSES:  Buyer agrees to pay all expenses incident to any loan (e.g. loan commitment fees, preparation of note, mortgage, and other loan documents; recording fees, Mortgagee’s Title Policy, if applicable, prepayable interest, credit reports); recording fees for the Deed; one-half of any closing fee; the cost of obtaining copies of documents pertaining to restrictions, easements, or conditions affecting the Property; and expenses stipulated to be paid by Buyer under other provisions of this Agreement.

15.      DEFAULT:  If, during the Primary Term, any Extension period or after expiration thereof, Buyer remains in breach of this Agreement for more than thirty (30) days after receipt of written notice of such default from Seller, Seller’s sole and exclusive remedy at law or in equity shall be to terminate this Agreement and receive the Earnest Money and accrued interest as liquidated damages. If Seller breaches this Agreement and is in default, then the Earnest Money and accrued interest shall be returned to Buyer. In addition, if Seller is in default, Buyer may seek specific performance or any other remedy provided by law or equity against Seller.

16.      ATTORNEY’S FEES:  Any signatory to this Agreement who is the prevailing party in any legal or equitable proceeding against any other signatory brought under or with relation to the Agreement or transaction shall be additionally entitled to recover court costs and reasonable attorney’s fees from the non-prevailing party.

17.      LIABILITY OF TITLE COMPANY:  The Earnest Money is deposited with the Title Company with the understanding the Title Company (a) is not a party to this Agreement and does not assume or have any liability for performance or non-performance of any party and (b) before the Title Company has any obligation to disburse the Earnest Money in the event of dispute the Title Company has the right to require from all signatories a written release of liability of the Title Company, and authorization to disburse the Earnest Money and accrued interest. At the Closing, Earnest Money and accrued interest shall be applied to the Purchase Price.

18.      DUTIES OF BUYER AND SELLER AT CLOSING:

A.           At the Closing, Seller shall deliver to Buyer the following:

(1)           A duly executed and acknowledged Warranty Deed conveying good and indefeasible title in fee simple to all of the Property, free and clear of any and all liens, encumbrances, conditions, easements, assessments, reservations and restrictions, except as permitted herein and/or approved by Buyer in writing and execute a title affidavit and an extended coverage questionnaire or affidavit, if necessary, to get the standard exceptions deleted from the Owner’s Title Policy;

(2)           Seller agrees to indemnify Buyer for any and all claims, obligations and liabilities and all costs, expenses and attorney’s fees incurred, based upon or arising out of any obligation, liability, loss, damage or expense, of whatever kind or nature, contingent or otherwise, known or unknown, arising out of any act or omission by Seller, its employees or representatives prior to the Closing date for a period of two (2) years after the Closing date;

(3)           A current rent roll duly certified by Seller, if applicable;

(4)           Furnish evidence of its capacity and authority for the Closing;

(5)           Seller agrees to provide Buyer with a certification establishing that no federal income tax is required to be withheld under the Foreign Investment and Real Property Tax Act, or to consent to withholding of tax from the proceeds of sale as required;

(6)           A Sales Disclosure or other similar disclosure or report of the nature of the transaction and sales price or other consideration paid in connection with the transfer of the Property;

(7)           A duly executed Real Estate Transfer Return, if any is required;  broker's lien affidavit; gap affidavit; closing statement; certification of payment or required payoffs for all taxes, assessments, utilities, charges, judgments, liens and mortgages affecting the Property;

(8)           A duly executed assignment of all of Seller's rights, title and interest relating to the Property, including, but not limited to, any and all assignable leases, contracts, plans, certificates, licenses, permits, authorizations, approvals, guarantees and warranties relating to the Property (collectively, the "Assignment Rights").  Seller shall deliver to Buyer copies or originals, as applicable, of all documentation relating to the Assignment Rights.  Unless otherwise agreed, Buyer may refuse to accept any or all of the Assignment Rights; and

(9)           Execute all other necessary documents to close this transaction, including, without limitation, any other documents required to be delivered by Seller at the Closing under other provisions of this Agreement, and any and all other documents, supporting documentation, certifications, affidavits, etc. that counsel for Buyer or the Title Company may reasonably request to close this transaction.

           B.           At the Closing, Buyer shall perform the following:

(1)           Pay the remaining portion of the Purchase Price in the form of a certified or cashier’s check or wire transfer;

(2)           Furnish evidence of its capacity and authority for the Closing; and

(3)           Execute all other necessary documents to close this transaction, including, without limitation, any other documents required to be delivered by Seller at the Closing under other provisions of this Agreement.

19.      CONDEMNATION:  If prior to the Closing date condemnation proceedings are commenced against any portion of the Property, Buyer may, at its option, terminate this Agreement by written notice to Seller within thirty (30) days after Buyer is advised of the commencement of condemnation proceedings, or Buyer shall have the right to appear and defend in such condemnation proceedings, and any award in condemnation shall, at the Buyer’s election, become the property of Seller and reduce the Purchase Price by the same amount or shall become the property of Buyer and the Purchase Price shall not be reduced.

20.      CASUALTY LOSS:  Risk of loss by damage or destruction to the Property prior to the Closing shall be borne by Seller.

21.      ENVIRONMENTAL DEFINITIONS:  The term “Hazardous Materials” shall mean any substance, material, water, gas or particulate matter which is regulated by local governmental authority, the State of Michigan, or the United States Government, including, but not limited to, any material or substance which is (i) defined as a “hazardous waste”, “hazardous material,” hazardous substance”, “extremely hazardous waste”, or “restricted hazardous water” under any provision of Michigan law, (ii) petroleum, (iii) asbestos, (iv) polychlorinated biphenyl., (v) radioactive material, (vi) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S. C. §1251 et seq. (33 U.S.C. §1317), (vii) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), or (viii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act 42 U.S.C. §9601 et seq. (42 U.S.C. §9601).  The term “Environmental Laws” shall mean all statutes specifically described in the foregoing sentence and all federal, state and local environmental health and safety statues, ordinances, codes, rules, regulations, orders and decrees regulating, relating to standards concerning or in connection with Hazardous Materials.

22.      ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES:  Seller represents and warrants that to the best of its knowledge: (i) neither the Property nor any part thereof is in breach of any Environmental Laws; (ii) the Property is free of any Hazardous Materials that would trigger a response or remedial action under any Environmental Laws or any existing common law theory based on nuisance or strict liability; (iii) no Hazardous Materials have, or may have been, manufactured, stored or located upon or under any portion of the Property; (iv) the Property has never been used to treat, store or dispose of waste materials, hazardous substances, asbestos or PCBs; (v) there has not been and is no leaching or drainage of waste materials or Hazardous Materials into the ground water beneath or adjacent to the Property; (vi) there have not been and are no buried or semi-buried or otherwise placed tanks, storage vessels, drums or containers of any kind located on the Property;    Further, Seller warrants that it has not manufactured, stored or located any Hazardous Materials upon or under any portion of the Property, and that Seller has received no warning notice, violation notice, a complaint (judicial or administrative) or any other formal or informal notice alleging that the Property is not in compliance with any Environmental Laws. If any of the foregoing representations are in any manner inaccurate or any of the foregoing warranties are in any manner breached (collectively, a “Breach”), and if such Breach gives rise to or results in liability (including, but not limited to, a response action, remedial action or removal action) under any Environmental Laws or any existing common law theory base on nuisance or strict liability, or causes a significant effect on public health, Seller shall promptly take any and all remedial and removal action as required by law to clean up the Property, mitigate exposure to liability arising from, and keep the Property free of any lien imposed pursuant to, any Environmental Laws as a result of such Breach.  Each of the foregoing representations and warranties shall be true and correct at the Closing, shall survive the Closing for a period of two (2) years from the date of Closing, and shall not be merged with or into the delivery of the warranty deed and other instruments of conveyance and transfer.

23.      ENVIRONMENTAL INDEMNITY:  Additionally, but not in lieu of Seller’s affirmative undertakings set forth in this Agreement, Seller agrees to indemnify, defend and hold harmless Buyer and its grantees from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorney’s fees and expenses, consultants’ fee and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by Buyer and its grantees as a result of (a) any Breach, or (b) any matter, condition or state of fact involving Environmental Laws or Hazardous Materials which existed on or arose prior to the Closing date and which failed to comply with (i) the Environmental Laws in effect as of the Closing date or (ii) any existing common law theory based on nuisance or strict liability in existence as of the Closing date, regardless of whether or not Seller had knowledge of same as of the Closing date. The foregoing indemnity, shall survive the Closing for a period of two (2) years and shall not be merged with or into the delivery of the warranty deed and other instruments of conveyance and transfer.

24.      KNOWN OR THREATENED CONTAMINATION:

A.      In the event that Buyer notifies Seller prior to Closing that the real estate is contaminated or threatened with contamination with Hazardous Materials, and Buyer’s notice is accompanied by a report from Buyers environmental consulting company (the “Buyer’s Consultant”) detailing said contamination or threatened contamination, then Seller agrees, at Seller’s full cost and expense, to perform such acts as may be necessary to cause the real estate to be in compliance with all state and federal environmental laws for non-residential use of the Property as well as for the removal of any and all underground or above-ground storage tanks, pumps, lines, or other components of fuel and oil delivery or storage systems located on the Property (collectively, the “Seller Remediation Work”).  Seller shall conduct the Seller Remediation Work in accordance with all applicable laws, rules and regulations, and shall conduct any UST system removal in accordance with all applicable laws, rules, and regulations including without limitation, Parts 211 and 213 of Michigan’s Natural Resources and Environmental Protection Act, Public Act 451 of 1994, as amended, and the rules promulgated pursuant thereto (hereafter “Part 211” and “Part 213”).  Seller shall, immediately upon receipt thereof, provide to Buyer copies of all data, reports, field notes, and other information generated with respect to Seller’s performance of its obligations under this Section 24(A).  Seller shall provide Buyer with at least five (5) days’ advance notice of the intended removal of the UST System, if any, and allow Buyer and/or Buyer’s agents to observe and, at Buyer’s option, split samples associated with compliance with Part 211 and/or Part 213 with respect to such removal.  Buyer’s satisfaction with Seller’s compliance with its obligations under this Section 24(A) is a condition of Closing.

At such time that Buyer notifies Seller that the Property is contaminated or threatened with contamination with Hazardous Materials, as set forth in this Section 24(A), then Buyer shall also cause Buyer’s Consultant to prepare an estimate of the costs of the above described Seller Remediation Work (the “Remediation Estimate”), and shall deliver the same to Seller.  In the event the total estimated costs of the Seller Remediation Work, as disclosed in the Remediation Estimate, are less than One Hundred Thousand and No/100 Dollars ($100,000.00)(the “Seller Remediation Cap”), Seller shall be obligated to perform the Seller Remediation Work and shall complete such remediation prior to the date of Closing.

Notwithstanding anything in the foregoing to the contrary, in the event the Remediation Estimate discloses that the cost of the Seller Remediation Work shall exceed Twenty Five Thousand and No/100 Dollars ($25,000.00), then Seller shall have the right to cause an independent, third party consultant (the “Seller’s Consultant”) to review such Remediation Estimate provided by Buyer, which Seller’s Consultant shall be subject to Buyer’s approval, not to be unreasonably withheld.  The Seller’s Consultant shall approve such Remediation Estimate within fifteen (15) days of receipt of said Remediation Estimate, which approval of Seller’s Consultant shall not be unreasonably withheld, conditioned or delayed.  In the event that the Seller’s Consultant shall not respond within fifteen (15) days of receipt of said Remediation Estimate, such Remediation Estimate shall be deemed approved by Seller.  In the event that Seller’s Consultant shall not approve any Remediation Estimate that exceeds Twenty Five Thousand and No/100 Dollars ($25,000.00), then Seller shall have the right to terminate this Agreement by written notice to Buyer, and Seller shall be obligated to reimburse to Buyer, concurrently with such termination notice, one half (1/2) of the total costs incurred by Buyer in performing the Phase II Environmental Site Investigations upon which the Remediation Estimate was based, and in preparing the Remediation Estimate.  In the event that the Seller’s Consultant shall approve such Remediation Estimate, then Seller shall proceed with the Seller Remediation Work and shall be responsible for the costs of the Seller Remediation Work as disclosed in the Remediation Estimate, up to the Seller Remediation Cap.

In the event the Remediation Estimate discloses that the estimated costs of the Seller Remediation Work exceed the Seller Remediation Cap, then Seller may elect, within fifteen (15) days of receipt of the Remediation Estimate, to terminate this Agreement by written notice to Buyer, and this Agreement shall terminate within fifteen (15) days of the receipt by Buyer of such notice; provided, however, that the Buyer may elect to assume responsibility for all costs and expenses of the Seller Remediation Work as disclosed in the Remediation Estimate above and beyond the aforementioned Seller Remediation Cap by giving notice thereof to Seller, in which event such termination notice shall be deemed void and this Agreement shall be deemed to continue in full force and effect.  If Buyer shall so elect to assume responsibility for all costs and expenses of the Seller Remediation Work above and beyond the Seller Remediation Cap, Seller shall proceed to perform the Seller Remediation Work in order that such work shall be completed prior to Closing, and, once the Seller has paid all amounts up to the Seller Remediation Cap with respect to the costs of the Seller Remediation Work, Buyer shall commence making payments of all costs exceeding the Seller Remediation Cap based upon the Remediation Estimate, which payments shall be made no later than thirty (30) days following receipt of invoices therefor.

In the event that Seller fails to perform the Seller Remediation Work prior to Closing, then Buyer, at Buyer’s sole discretion, may undertake any of the following: (i) postpone Closing for such period of time as may be necessary for Seller to perform such Seller Remediation Work; (ii) postpone Closing and undertake on Buyer’s own behalf such actions as may be necessary or desirable to fulfill Seller’s obligations hereunder; Buyer shall then receive a credit against the purchase price for the expenses incurred by Buyer in so fulfilling Seller’s duties hereunder; (iii) terminate this agreement any time prior to Closing by sending notice to Seller of default and termination upon which Buyer shall be entitled to the prompt return of all Earnest Money as provided in Paragraph 15 above; or (iv) close on the Property and allow Seller to pursue its obligations in cleaning up the site to standards for non-residential use of the Property as well as for the removal of any and all underground or above-ground storage tanks, pumps, lines, or other components of fuel and oil delivery or storage systems located on the Property, in which event Seller shall deposit in escrow with the title company at Closing all or a portion of Seller’s proceeds of sale equal to 150% of the Remediation Estimate.  When cleanup is complete, applicable government approvals obtained, the cost of all cleanup has been paid, and appropriate waivers of liens delivered to Buyer and escrow agent, the balance of the funds remaining in escrow will be released to Seller.

If the parties proceed to Closing and establish the Environmental Escrow as set forth in (iv) above, and Seller fails to perform its obligations in a timely manner post closing and complete the Seller Remediation Work, Buyer may undertake on its own behalf to complete said cleanup and fulfill Seller’s duties hereunder.  Upon submission of a sworn certification that the work is substantially complete as well as lien waivers from all contractors, subcontractors, and materialmen, Buyer shall be entitled to receive reimbursement for such remediation work from said Environmental Escrow without further authorization being required from Seller.

Notwithstanding any other provision herein, nothing in this Agreement shall prevent the Seller from engaging its own environmental experts, to review and make recommendations regarding any environmental liability, and at all pertinent times the Seller shall have access to all test results, studies, reports, recommendations and other environmental data acquired by the Buyer with respect to the subject Property.

25.      SELLER’S REPRESENTATIONS: Seller hereby warrants, covenants and represents the following to Buyer with full knowledge that Buyer is relying upon same in executing this Agreement and performing hereunder.

A.           That Seller has the full power and authority to make, deliver, enter into and perform pursuant to the terms and conditions of this Agreement and has taken all necessary action or its equivalent to authorize the execution, delivery and performance of the terms and conditions of this Agreement.  Seller is not now the subject of a pending, threatened or contemplated bankruptcy proceeding.

B.           That this Agreement and the documents to be executed and delivered by the Seller in connection with the consummation of this Agreement are valid, binding and enforceable in accordance with their respective terms and conditions.

C.           That the execution, delivery and performance by Seller of this Agreement are not precluded by, and will not violate, any provisions of any existing law, statute, rule or regulation in Michigan or any judgment, order, decree, writ or injunction of any court, governmental department, commission, board, bureau, or agency, and will not result in a breach of, or default under, any agreement, mortgage, contract, undertaking or other instrument or document to which Seller is a party or by which Seller is bound or to which Seller or any portion of the Property is subject.

D.           No portion of the Property is being or previously has been acquired by any governmental authority in the exercise of its power to condemn or to acquire through eminent domain or private purchase in lieu thereof nor are any of these proceedings or actions threatened, pending or imminent.

E.           There are no actions, suits or proceedings pending or threatened against, by or affecting the Seller in any court or before any government agency relating to the ownership of, or Seller's ability to convey, the Property.

F.           Ingress and egress exist to the Property from Apple Road and Quarterline Road, which is a paved and dedicated road and that such means of ingress and egress are fully contiguous and adjacent to those boundaries of the Property to which they are adjacent, without strip, gore or hiatus.

G.           All work, labor, service and materials furnished prior to the Closing to or in connection with the Property and any improvements constructed thereon prior to the Closing will be discharged by Seller prior to the Closing, so that no mechanics', materialmen or other lien may be filed against the Property or such improvements.

H.           There are no leases or other contracts relating to the Property that cannot be canceled on thirty (30) days' prior notice without cost or charge.

I.           That to the best of Seller's knowledge, (i) no hazardous waste or Hazardous Materials have, or may have been, manufactured, stored or located upon or under any portion of the Property; (ii) the Property has never been used to treat, store or dispose of waste materials, hazardous substances, asbestos or PCBs or other Hazardous Materials; (iii) there has not been and is no leaching or drainage of Hazardous Materials into the ground water beneath or adjacent to the Property; and (iv) there have not been and are no buried or semi-buried or otherwise placed tanks, storage vessels, drums or containers of any kind located on the Property.  Further, Seller warrants that it has not manufactured, stored or located any Hazardous Materials upon or under any portion of the Property, and that Seller has received no warning notice, violation notice, a complaint (judicial or administrative) or any other formal or informal notice alleging that the Property is not in compliance with any statute, ordinance, rule or regulation pertaining to hazardous waste or substances.  Seller covenants that it will indemnify, defend and hold Buyer harmless from and against any and all claims, demands, liabilities, damages, actions, penalties, costs and expenses (including without limitation, reasonable attorneys' fees), arising or resulting from the truth or inaccuracy of any of the foregoing matters represented and warranted by Seller to Buyer or a breach of any of the foregoing covenants and warranties of Seller, which indemnity shall survive the Closing hereunder for a period of two (2) years.

J.           There exist no present, pending, or threatened moratoriums or other governmental actions that would prohibit or inhibit the Buyer from obtaining utility service and building permits for the Property and Seller has received no notice from any governmental authority concerning the possible widening of any streets, road or highways abutting the Property or concerning the imposition of any special taxes or assessments against the Property.

Each of the foregoing warranties, covenants and representations shall still be true and correct at the Closing, shall survive the Closing and shall not be merged with or into the delivery of the warranty deed and other instruments of conveyance and transfer.

26.      CONFIDENTIALITY & NON-MARKETING OF PROPERTY:

(a)           Confidentiality. Without the prior consent of Buyer, Seller shall not disclose, and shall cause its respective representatives not to disclose, to any third party any information regarding the terms of the proposed acquisition, the existence of this Agreement, or the existence or status of negotiations with respect to the proposed acquisition; however, disclosures may be made by Seller (1) to those of its/their respective representatives who need to know such information for the purpose of evaluating or negotiating the proposed purchase and sale including its/their respective members, intended assigns and professionals who may assist the Seller with the matters concerning the purchase and sale of the Property, and (2) to the extent required by applicable law, regulation, or legal or administrative process.

(b)           Non-Marketing of Property.  In consideration of this Agreement, Seller agrees to take the Property off the market and that it will not, nor will it permit any member, trustee, officer, employee or agent of the Seller directly or indirectly to (i) take any action to solicit, initiate submission of or encourage, proposals or offers from any person relating to any lease and/or purchase of the Property, (ii) participate in any discussions or negotiations regarding a lease or purchase of the Property with any person or entity other than Buyer, (iii) furnish any information concerning the Property to any other person or entity for the purpose, in whole or in part, of considering or making (or to any person or entity that has made) an offer with respect to a purchase or lease of the Property, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do any of the foregoing.

27.      EXCLUSIVITY:  Seller agrees to restrict the adjacent property as follows:

(a)           If Seller or any of its officers, directors, trustees, individual members, or partners, hold or acquire any interest in any land immediately adjacent to the Property or at the same intersection as the Property (whether accomplished directly by direct ownership, or indirectly through the use of leases, cross-easement agreements or similar documents), Seller agrees that (unless any premises on said land are already so leased and/or used) Seller shall not allow any of the premises on such land to be leased or to be used for the purpose of a retail health center; health and beauty aids store, a vitamin store, a dollar store, a photo processing facility, a greeting card and gift store; a candy store; a pharmacy mail order facility, a drug store, and/or a pharmacy prescription department.

(b)           As used in this agreement:  the term “pharmacy prescription department” shall include the dispensing of prescription drugs by physicians, dentists, other health care practitioners, or entities such as health maintenance organizations, where such dispensing is for profit; and a “health and beauty aids store” shall mean a store which devotes more than 5% of its retail selling space to the display and sale of health and beauty aids; a “drug store” shall mean a store which sells prescription drugs which are required by law to be dispensed by a licensed pharmacist; a “vitamin store” shall mean a store which devotes more than 5% of its retail selling space to the display and sale of vitamins; a “dollar store” shall mean any so-called “dollar store” or similar type of store or any other variety store, general merchandise store, off-brand merchandise store, discount variety store, “close-out” store, or any similar operation.

28.      MISCELLANEOUS:

A.           Any notice required or permitted to be delivered hereunder, shall be deemed received when personally delivered or (i) sent by United States mail, postage prepaid, certified and return receipts requested or (ii) sent by overnight carrier such UPS, FedEx, or the like, addressed to Seller or Buyer, as the case may be, at the address set forth below the signature of such party hereto.

B.           This Agreement shall be construed under and in accordance with the laws of the State of Michigan.

C.           The parties hereto agree that Muskegon County, Michigan, shall have exclusive venue and jurisdiction over any and all matters arising under this Agreement or relating to this Agreement.

D.           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

E.           In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

F.           This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the transaction and cannot be changed except by their written consent.

G.           Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

H.           All captions used and contained herein are for the mere convenience of the parties and are not meant to limit or enlarge the meaning or interpretation of this Agreement or of any of its provisions whatsoever.

I.           All rights, duties and obligations of the signatories hereto shall survive the passing of title to, or an interest in, the Property.

J.           This Agreement may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Seller and Buyer are not signatories to the same counterpart.  Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally as effective as delivery of any original executed counterpart.  Any party delivering an executed counterpart by telefacsimile or electronic mail shall also deliver an original executed counterpart of this Agreement to the other party, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.  Signature and acknowledgement pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one (1) document

K.           Buyer may assign its interest in this Agreement or appoint a nominee to take title at Closing without notice to or consent of Seller.

29.      CONSULT YOUR ADVISORS:  Buyer and Seller acknowledge they have been advised that, prior to signing this document, they should seek the advice of an attorney for the legal or tax consequences of this document and the transaction to which it relates.

30.      ACKNOWLEDGMENTS:  Buyer and Seller acknowledge that they understand and accept agency relationships involved in this transaction. By signature below the parties verify that they understand and approve this Agreement and acknowledge receipt of a signed copy.

31.      BROKERS.   Each party represents and warrants to the other that it has dealt with no broker, finder or other person with respect to this Agreement contemplated for the purchase and sale of the Property except:  Seller’s broker relationship under separate agreement with Campbell Commercial Company for which Sellers shall be exclusively responsible for the payment of a commission at closing.

[Signatures on following pages]

SELLER

Community Shores Bank Corp.

By:	/s/ Heather D. Brolick
Printed:	Heather D. Brolick
Title:	President and C.E.O.

Address:	1030 West Norton Avenue, Muskegon, MI 49441

Phone:	231-780-1845

Fax:	231-780-1860

BUYER

Velmier Acquisition Services, L.L.C.

By: /s/ Jack Berke
Name: Jack Berke
Title: Authorized Agent
Duly Authorized

Address:	5757 West Maple Road, Suite 800, West Bloomfield, MI 48322

Phone:	(248) 539-7997

Fax:	(248) 539-9449

Social Security Number/Taxpayer Identification Number:

EXHIBIT “A”

Plat and Lot Legal Description of Property

[Attached]

“EXHIBIT A”

Legal Description

Township of Muskegon, County of Muskegon, State of Michigan, Lots 43-48 inclusive, Shady Park, as recorded in Liber 9 of Plats, Page 54, Muskegon County Records

EXHIBIT “A-1”

Site Plan of Property

[Confidential]

EXHIBIT “B”

Metes and Bounds Legal Description of Property

[To be provided]

EXHIBIT “C”

Escrow Agreement

[Attached]

Chicago Title Insurance Company
101 W. Ohio Street, Suite 1100 Indianapolis, IN 46204 (317) 684-3800

CHICAGO TITLE INSURANCE COMPANY
EARNEST MONEY ESCROW AGREEMENT
CTIC #

This Escrow Agreement, is entered into this ____ day of ___________, 2011, by and between Chicago Title Insurance Company (“Chicago”) and Community Shores Bank Corp. (“Seller”) and Velmier Acquisition Services, L.L.C. (“Buyer”).

Whereas, Seller and Buyer have entered into a purchase agreement dated  (the “Purchase Agreement”) whereby Seller has agreed to sell and Buyer has agreed to purchase the real estate described in the Purchase Agreement (a copy of the Purchase Agreement is attached hereto as Exhibit  A);

Whereas, pursuant to the Purchase Agreement, Buyer and Seller have agreed to place a portion of the purchase money in escrow (“Earnest Money”), provided Buyer is in receipt of Sellers’ United States taxpayer identification number;

Whereas, Buyer and Seller have delivered Earnest Money in the amount of $15,000.00 to Chicago to be held pursuant to the terms and provisions set forth herein.

Now, therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Chicago acknowledges receipt of the Earnest Money and agrees to deposit the Earnest Money in accordance with the terms and conditions of this Escrow Agreement. In the event the Earnest Money is returned to Chicago as uncollectible, this Escrow Agreement shall terminate.

2.
The Earnest Money shall be paid to Seller and credited on behalf of the Buyer against the purchase price at closing unless Chicago receives a joint written direction executed by Seller and Buyer or their respective legal representatives authorizing Chicago to otherwise disburse or apply the Earnest Money.  However, the parties acknowledge that if Buyer delivers a written Notice of Termination of the Purchase Agreement to the Seller in accordance with Section 5 of the Purchase Agreement or with respect to any unsatisfied Conditions on or before expiration of the Primary Term (as the same may be extended by the Extension(s)), effectively terminating the Purchase Agreement, then no written notice from Seller shall be required and Chicago will disburse the Earnest Money to Buyer.

3.
Chicago shall be deemed to have no notice of, and shall not be controlled, limited, or bound by any of the provisions contained in any other agreement, contract or document, including the Purchase Agreement, between Buyer and Seller, or between them, individually or collectively, and any other person.

4.
Chicago’s charges for acting as Escrow Agent hereunder shall be $-0- payable upon Chicago’s receipt and acceptance of the Earnest Money escrow.  Seller and Buyer shall be jointly and severally liable for any and all charges associated with Chicago acting as Escrow Agent under this agreement.  In the event Chicago does not receive payment for its services upon receipt and acceptance of the Earnest Money escrow, Chicago is permitted to retain its fees out of the Earnest Money.

5.	Without limitations, Chicago shall not be liable for loss or damage resulting from the following:

a.	Legal effect or desirability of any instrument prepared by it or exchanged by the parties hereto.
b.	Any default, error, action or omission of any other party.
c.	The expiration of any time limit or other delay, unless such time limit was known to Chicago and such loss is solely caused by failure of Chicago to proceed in its ordinary course of business.
d.	Any good faith act or forbearance by Chicago.
e.
Compliance by Chicago with any and all legal process, writs, orders, judgments and decrees of any court whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

f.	Failure of Chicago to assert or fail to assert any cause of action or defense in any judicial, administrative, or other proceeding either in the interest of itself or any other party or parties.

6.
In the event of any disagreement between Seller and Buyer, or among them, and any other person, resulting in adverse claims and demands being made in connection with, or for, any Earnest Money held pursuant to the terms of this Escrow Agreement, Chicago shall refuse to comply with the claims or demands as long as such disagreement shall continue, and in so refusing, Chicago Title shall not deliver or disburse the Earnest Money, and shall not be liable in any way to any person for its failure or refusal to comply with conflicting or adverse demands. Chicago shall be entitled to continue to refrain from acting and refusing to act until it receives authorization as follows:

a.	authorization executed by all parties to the disagreement; or
b.	a certified or file-stamped copy of a court order resolving the disagreement or directing a specific distribution of all or any portion of the Earnest Money; or
c.	a ruling pursuant to arbitration in accordance with Michigan law resolving the disagreement or directing a specific distribution of all or any portion of the Earnest Money.

Upon receipt of any of the above, Chicago shall promptly act according to the terms therein and shall be relieved from any duty, responsibility or liability arising from the adverse claims, demands or from the terms of this Escrow Agreement.

7.
In the event of any disagreement between Seller and Buyer, or among them and any other person, resulting in adverse claims and demands being made in connection with the Earnest Money, Chicago may commence an interpleader action and deposit the Earnest Money with a court of competent jurisdiction and in such event shall be relieved of any and all further liability to Buyer and Seller. Buyer and Seller shall jointly reimburse Chicago for any and all expense, including reasonable attorneys’ fees and other costs and expenses incurred by Chicago relating to an interpleader action.

8.	Upon completion of the disbursement of Earnest Money, Chicago shall be released and discharged of its escrow obligations hereunder.

9.	Any notice, demand, or request, consent or approval (“Notice”) shall be given in writing and directed to Seller, Buyer and Chicago at the locations specified below:

Buyer:

Velmier Acquisition Services, L.L.C.
5757 West Maple Road, Suite 800
West Bloomfield, MI 48322
Phone: (248) 539-7997
Fax: (248) 539-9449

Seller:

Community Shores Bank Corp.
1030 West Norton Avenue
Muskegon, MI 49441

Chicago Title Insurance Company
101 W. Ohio Street, Ste. 2026
Indianapolis, IN 46204
Fax No.-317-684-3921

Any notice provided for in this Escrow Agreement shall be deemed delivered when (i) personally delivered to the addresses set forth above, in which case they shall be deemed delivered on the date of delivery, (ii) sent by certified mail, return receipt requested, in which case they shall be deemed delivered on the date shown on the receipt unless delivery is refused or delayed by the addresses in which event they shall be deemed delivered on the date deposited in the United States Mail, or (iii) sent by facsimile, provided the sender of such facsimile has evidence that the facsimile was received by the addressee’s machine, in which case they shall be deemed delivered on the date of receipt by the addressee’s machine.

10.	This Escrow Agreement shall be governed by the laws of the State of Michigan.

11.	No modification or amendment of this Escrow Agreement or changes in the terms and conditions hereof shall be effective unless in writing signed by all parties hereto.

12.	This Escrow Agreement may be executed in multiple counterparts, each of which shall constitute an original, and together shall constitute the Escrow Agreement.

[Signatures on following page]

           In WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date appearing on page one.

Buyer:

Velmier Acquisition Services, L.L.C.

By: /s/ Jack Berke
Printed: Jack Berke
Its: Authorized Agent
Duly Authorized

Seller:

Community Shores Bank Corp.

By: /s/ Heather D. Brolick
Printed: Heather D. Brolick
Its: President and C.E.O.
Duly Authorized

Chicago Title Insurance Company

By:__________________________________

Printed:_______________________________

Its: __________________________________